Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Evans & Sutherland Computer Corporation

We consent to incorporation by reference in the Registration Statements Nos. 33-39632, 2-76027, 333-53305, 333-58735, 333-58733, 333-104754, and 333-118277 on Forms S-8 and Registration Statements No. 333-09657 on Form S-3 of Evans & Sutherland Computer Corporation of our report dated March 31, 2005, with respect to the consolidated balance sheets of Evans & Sutherland Computer Corporation as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004 and related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

KPMG LLP

Salt Lake City, Utah
March 31, 2005